UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENSERVCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ENSERVCO CORPORATION

14133 County Road 9 ½

Longmont, CO 80504

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING

TO BE HELD ON JUNE 13, 2023

April 28, 2023

Fellow Stockholders:

Notice is given that the annual meeting of stockholders (the “Meeting”) of Enservco Corporation (“Enservco” or the “Company”) will be held June 13, 2023, at 2:00 p.m. Mountain Time. The Meeting will be held at 14133 County Road 9 ½, Longmont, CO 80504, on the same date and time listed above.

At the Meeting, the Company’s stockholders will be asked:

(1)	To elect four directors for the ensuing year;
(2)

To approve, for purposes of the NYSE American, the issuance to Cross River Partners of up to 5,122,402 additional shares of the Company’s Common Stock and warrants to acquire 2,968,720 shares of the Company’s Common Stock upon the conversion of certain convertible promissory notes;

(3)	To ratify and approve the appointment of Pannell Kerr Forster of Texas, P.C. as Enservco’s independent registered accounting firm for the fiscal year ended December 31, 2023; and
(4)	To consider and act upon such other matters as may properly come before the Meeting and any adjournments thereof.

The foregoing items of business are described more fully in the accompanying Proxy Statement. Any other business that may properly come before the Meeting will also be conducted. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors set April 21, 2023 as the record date for the Meeting. Only holders of record of our Common Stock as of close of business on April 21, 2023 will be entitled to notice of and to vote at the Meeting, and any postponements or adjournments thereof.

The Company recommends the approval of all the above-listed proposals. Please vote promptly by signing, dating and returning the enclosed proxy card, voting by telephone, or voting on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. In the event that a stockholder decides to attend the Meeting, it, he, or she may, if so desired, revoke the proxy by voting the shares in person at the Meeting. If you plan to attend the Meeting, please ensure that you have an admission ticket or other authorization from the record holder of your shares.

EACH STOCKHOLDER, WHETHER OR NOT THE STOCKHOLDER PLANS TO ATTEND THE MEETING, IS REQUESTED TO VOTE BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR VOTING BY TELEPHONE OR INTERNET. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE THE PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

Sincerely,

By:	/s/ Richard A. Murphy
Richard A. Murphy
Executive Chair of the Board and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF ENSERVCO’S

PROXY STATEMENT

We will be using the Securities and Exchange Commission’s Notice and Access rules, which allow us to make the proxy materials available on the Internet, as the primary means of furnishing Proxy Materials to stockholders. On or about May 3, 2023, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our Proxy Materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of Proxy Materials. The Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at: www.edocumentview.com/ENSV.

2023 PROXY STATEMENT

Page
INFORMATION ABOUT THE MEETING AND VOTING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
PROPOSAL NO. 1 ELECTION OF DIRECTORS	5
PROPOSAL NO. 2 APPROVAL OF ISSUANCE OF COMMON STOCK AND WARRANTS TO CROSS RIVER UPON CONVERSION OF CERTAIN PROMISSORY NOTES	7
PROPOSAL NO. 3 TO RATIFY AND APPROVE THE APPOINTMENT OF PANNELL KERR FORSTER OF TEXAS, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023	9
CORPORATE GOVERNANCE	10
EXECUTIVE COMPENSATION	16
COMPENSATION OF DIRECTORS	22
ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION	23
OTHER MATTERS	23
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	23
PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS	23
FORM OF NOTICE OF INTERNET AVAILABILITY AND PROXY CARD

ENSERVCO CORPORATION

14133 County Road 9 ½ Longmont, CO 80504

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June13, 2023 at 2:00 p.m. Mountain Time

April 28, 2023

Fellow Stockholders:

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Enservco Corporation (“Enservco” or the “Company”) of proxies to be used at the annual meeting of the Company’s stockholders (the “Meeting”) to be held at 14133 County Road 9 ½, Longmont, CO 80504 on June 13, 2023, at 2:00 p.m. local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement (including the Notice of Annual Meeting of Stockholders) is first being made available to stockholders beginning on or before April 30, 2023. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Annual Report”), was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023. This Proxy Statement and the Annual Report are collectively referred to herein as the “Meeting Materials.”

INFORMATION ABOUT THE MEETING AND VOTING

Notice and Access Model

We are making the Meeting Materials available to stockholders on the Internet under the SEC’s Notice and Access model. On or about May 3, 2023, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full printed set of the Meeting Materials. Accordingly, our Meeting Materials are first being made available to our stockholders on the Internet at www.edocumentview.com/ENSV, on or before May 3, 2023. The Notice includes instructions for accessing the Meeting Materials and voting by mail, telephone or on the Internet. You will also find instructions for requesting a full printed set of the Meeting Materials in the Notice.

We believe the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact. We encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice for requesting such materials.

Solicitation/Cost of the Meeting

The enclosed proxy is being solicited by the Company’s Board of Directors (the “Board”). The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or email by directors, officers and employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the Company’s shares.

Proposals, Record Date, Voting Rights, and Votes Required

At the Meeting, the Company’s stockholders will be asked:

1.	To elect four directors for the ensuing year;
2.

To approve, for purposes of the NYSE American, the issuance to Cross River Partners of up to 5,122,402 additional shares of the Company’s Common Stock and warrants to acquire 2,968,720 shares of the Company’s Common Stock upon the conversion of certain convertible promissory notes;

3.	To ratify and approve the appointment of Pannell Kerr Forster of Texas, P.C. as Enservco’s independent registered accounting firm for the fiscal year ended December 31, 2023; and
4.	To consider and act upon such other matters as may properly come before the Meeting and any adjournments thereof.

Holders of shares of Enservco common stock, par value $0.005 per share (“Common Stock”) at the close of business on April 21, 2023 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting.

For all Proposals, holders of Common Stock are entitled to one vote per share. Cumulative voting is not permitted in the election of directors or any of the Proposals being submitted to the stockholders at the Meeting.

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. As of the Record Date, 18,743,108 shares of Common Stock were outstanding and entitled to vote (excluding any treasury shares). Thus, the holders of at least 9,371,555 shares must be deemed present in person or represented by proxy at the Meeting to have a quorum. Abstentions and broker non-votes will count towards quorum requirements. If there is no quorum, the holders of a majority of shares deemed present at the Meeting in person or represented by proxy may adjourn the Meeting to another date.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Proposal Nos. 3 and 4 are matters considered routine under the NYSE rules. All other Proposals are matters considered non-routine by the New York Stock Exchange, and therefore, there may be broker non-votes on these proposals.

As to the election of directors under Proposal No. 1, the proxy card being provided by the Board enables a stockholder to vote for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. If a quorum is present, directors are elected by a plurality of votes cast, without respect to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

As to the approval of the conversion of the certain Convertible Promissory Notes as set forth in Proposal 2, if a quorum is present, the affirmative vote of a majority of the votes cast on the matter is required to approval the proposals. As to these proposals, a stockholder may: (i) vote “FOR” the proposals, (ii) vote “AGAINST” the proposals, or (iii) “ABSTAIN” with respect to the proposals. If you “Abstain” from voting, it will have the same effect as an “Against” vote. There will be no broker non-votes on Proposal No. 2.

As to Proposal No. 3 to ratify and approve the appointment of Pannell Kerr Forster of Texas, P.C. as Enservco’s independent registered accounting firm for the fiscal year ended December 31, 2023, if a quorum is present, the affirmative vote of a majority of the votes cast on the matter is required to approval the proposal. As to this proposal, a stockholder may: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. There will be no broker non-votes on Proposal No. 3.

Voting

Whether you plan to attend the Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive by the Meeting through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted “FOR” the slate of directors described herein and “FOR” Proposal Nos. 2 and 3. Voting by proxy will not affect your right to attend the Meeting. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company’s corporate secretary that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person. If you plan to attend the Meeting, please ensure that you have an admission ticket or other authorization from the record holder of your shares.

Registered Holder

If your shares are registered directly in your name through our stock transfer agent, Computershare, Inc. (“Computershare”), or you have stock certificates registered in your name, you may vote:

•

By Internet or by telephone. To vote by internet or telephone, follow the instructions included in the Notice of Internet Availability of Proxy Materials or, if you received printed materials, follow the instructions in the proxy card.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendation of our Board as noted above.

•	In person at the Meeting. If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close on June 13, 2023 at 1:00 a.m. Central Standard Time.

Beneficial Holder

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact the broker or agent to obtain a legal proxy or broker’s proxy card and bring it with you to the Meeting in order to vote. You will not be able to vote at the Meeting unless you have a proxy card from your broker.

No Dissenters Rights

The proposed corporate actions on which the stockholders are being asked to vote are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law (the “DGCL”).

Proposals by Security Holders and Other Matters

No stockholder has requested that we include any additional proposals in this Proxy Statement or otherwise requested that any proposals be submitted to the stockholders at the Meeting. Management and the Board of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters are properly presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in the holder’s discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Forward-Looking Statements

This Proxy Statement may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements.

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions contemplated by this Proxy Statement, our potential business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks, uncertainties and other factors that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include those described under the heading “Item 1A Risk Factors” in our Form 10-K for the year ended December 31, 2022 and in subsequent reports or other filings that we file with the Securities and Exchange Commission. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 30, 2023 certain information regarding beneficial ownership of the Company’s common stock by: (i) each person known to us to beneficially own 5% or more of the Company’s common stock; (ii) each of the Company’s current named executive officers; (iii) each of our directors; and (iv) all of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table below has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 18,063,846 shares of Company’s common stock outstanding on March 30, 2023.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock
Named Executive Officers and Nominees:
Richard A. Murphy	4,910,991	(3)	26.09%
Mark Patterson	230,000	(4)	1.27%
Robert S. Herlin	82,292		* %
William A. Jolly	82,625		* %

All current executive officers and nominees as a group (4 persons)	5,305,908		28.19%

*     The percentage of Common Stock beneficially owned is less than 1%.

Notes to table:

(1)	The address of the beneficial owners in each case is c/o Enservco Corporation, 14133 County Road 9 ½, Longmont, CO 80504 except as indicated below
(2)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(3)

Consists of the following: (i) 50,383 shares of common stock owned directly by Mr. Murphy; (ii) warrants to acquire 760,805 shares of common stock held by Cross River Partners, L.P. (“Cross River”), and (iii) 4,099,803 shares of common stock held by Cross River. Excludes the issuance of a) an aggregate of 2,722,402 shares of Common Stock issuable upon conversion of certain convertible promissory notes for which such issuance is subject to stockholder approval; b) 2,400,000 shares of Common Stock issuable upon conversion of certain promissory notes for which such issuance is subject to stockholder approval; and (c) 2,400,000 shares of common stock issuable upon exercise of certain warrants issuable upon conversion of certain convertible promissory notes for which such issuance is subject to stockholder approval. Mr. Murphy is the managing partner of Cross River Partners, L.P. The address of Cross River Partners, L.P. is 31 Bailey Ave, Suite D, Ridgefield, CT 06877.

(4)	Consists of 230,000 shares of common stock owned by Mr. Patterson that are currently vested. Excludes 115,000 restricted shares that will vest on January 1, 2024.

Changes in Control

There are no arrangements known to the Company which may result in a change in control of the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following persons, all whom are currently members of the Board, have been nominated by the Board for election to the Company’s Board:

Robert S. Herlin, Age 67. Mr. Herlin has served as a director for the Company since 2015. Mr. Herlin is also Chairman of Evolution Petroleum Corporation, Houston, Texas, a company with a class of securities registered pursuant to Section 12 of the Exchange Act. He has served as a director of Evolution Petroleum since its inception in 2003, was elected Chairman of its Board of Directors in 2009 and served as Chief Executive Officer from inception through 2015. Mr. Herlin also serves on the Board of Directors of Well Lift Inc., a private company that was spun off from Evolution Petroleum and is the owner and marketer of the GARP artificial lift technology. Mr. Herlin is also President of AVL Resources, LLC, a private energy company, and is actively engaged in new venture funding and advising. Mr. Herlin has 30 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Since 2003 until early 2010, Mr. Herlin also served as a non-active Partner with Tatum CFO, a financial advisory firm that provides executive officers on a part-time or full-time basis to clients. From 2001 to 2003, Mr. Herlin served as Senior Vice President and Chief Financial Officer of Intercontinental Towers Corporation, an international wireless infrastructure venture. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010. Prior to 2001, Mr. Herlin served in various officer capacities for upstream and downstream oil and gas companies, both private and public. Mr. Herlin served on the Engineering Advisory Board for the Brown School of Engineering at Rice University from 2013 to 2016. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University.

William A. Jolly, Age 68. Mr. Jolly has served as a director for the Company since 2015. Mr. Jolly serves as an area chairman for the C12 group, which provides peer advisory services for middle market companies. Mr. Jolly served as a principal with Scarsdale Equities, a FINRA member broker/dealer in New York City where he focused on providing innovative banking solutions for small cap companies for 10 years. Mr. Jolly spent over 15 years with Procter & Gamble managing brands and subsidiaries in the U.S. and throughout Asia. Mr. Jolly then became Vice President for the Consumer Division of Scott Paper in Asia Pacific until it was acquired by Kimberly Clark. Mr. Jolly serves on the advisory board of ZetrOZ Systems, which develops non-invasive medical devices to accelerate tissue healing and relieve pain. Mr. Jolly received his undergraduate degree from Duke University and his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Kevin Chesser, Age 56. Mr. Chesser was appointed as a director on April 6, 2023. Mr. Chesser is a Certified Public Accountant with over 34 years of experience as a senior finance executive for public and private companies. For the past five years, he has provided CFO-level business consulting services focused on go-public transactions, financings, M&A and board advisory services within his own consulting firm. His prior experience includes 23 years of public accounting service with Deloitte LLP and Briggs & Veselka (now Crowe LLP), where he served as an audit partner and SEC practice leader. He holds a bachelor’s degree in accounting from Lamar University in Beaumont, Texas.

Richard A. Murphy, Age 53. Mr. Murphy became our Executive Chair and Chief Executive Officer on May 29, 2020 and has served as a director for the Company since 2016. Mr. Murphy currently serves as the managing member of Cross River Capital Management, LLC the general partner of Cross River Partners, L.P., currently the largest stockholder of the Company. Mr. Murphy founded Cross River Partners, L.P. in April of 2002. Cross River Partners, L.P. invests in micro-cap and small-cap companies with market capitalizations up to $1.5 billion at the time of initial investment. Mr. Murphy’s primary responsibility as managing member is investment research, analysis of investment opportunities, and coordinating final investment decisions for Cross River Partners, L.P. Prior to founding Cross River Partners, L.P., Mr. Murphy was an analyst and asset portfolio manager with SunAmerica Asset Management, LLC from 1998 to 2002. Mr. Murphy also worked as an associate investment banker at ING Barings in its food and agricultural division in 1998 and he worked at Chase Manhattan Bank from 1992 to 1996. He also sat on the Advisory Board of CMS Bankcorp, Inc. and currently sits on the Applied Investment Management Board for the University of Notre Dame. Mr. Murphy serves on the Board of Directors for MRI Holding Company, Inc., a restaurant company. Mr. Murphy received his MBA from the University of Notre Dame-Mendoza College of Business in 1998 and his bachelor’s degree in political science from Gettysburg College in 1992.

If elected, each director will serve for a one-year term and until his successor is elected and qualified.

Board Member Nominee Selection Criteria

The Company believes that each of the persons nominated for reelection to the Board have the requisite experience, qualifications, attributes and skills to enable the Board of Directors to effectively satisfy its oversight responsibilities. With regard to the nominees (each of whom is currently a member of our Board) the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

•

Robert S. Herlin: Mr. Herlin was appointed to the Company’s Board of Directors on January 15, 2015. Mr. Herlin was appointed at the same time to the Audit Committee of the Company’s Board of Directors. Mr. Herlin has 30 years of experience in engineering, energy transactions, and operations and finance of companies in the oil and gas sector. The Board believes Mr. Herlin’s experience and knowledge in the oil and gas sector are valuable to the Board of Directors as a whole.

•

William A. Jolly: Mr. Jolly was appointed to the Company’s Board of Directors and the Audit Committee on January 15, 2015. Mr. Jolly has previously served as a board member/advisor for several public companies. Mr. Jolly serves as an area chairman for the C12 group, which provides peer advisory services for middle market companies. In addition, Mr. Jolly served as a principal with Scarsdale Equities, a FINRA member broker/dealer in New York City where he focused on providing innovative banking solutions for small cap companies for over 10 years. The Board believes Mr. Jolly’s experience and knowledge advising public companies and experience in banking solutions for small cap companies are valuable to the Board of Directors as a whole.

•

Richard A. Murphy: Mr. Murphy became our Executive Chair and Chief Executive Officer on May 29, 2020 and was appointed to the company’s Board of Directors on January 19, 2016. He is the managing member of the general partner of the Company’s largest stockholder, Cross River Partners L.P. and has experience analyzing and evaluating micro-cap companies. The Board believes Mr. Murphy’s years of experience advising emerging growth companies are valuable to the Board of Directors as a whole.

•

Kevin Chesser: Mr. Chesser was appointed to the Board on April 6, 2023. The Board believes that Mr. Chesser’s public accounting experience in addition to his experience in the oil and gas sector is valuable to the Board of Directors as a whole.

Vote Required and Recommendation

Each share will count as one vote cast for the election of directors, and abstentions and broker non-votes will not be counted. To be elected each director must receive a plurality of the votes cast at the Meeting—the three individuals with the most votes will be elected to the Board. Unless otherwise specified, the enclosed proxy will be voted “FOR” the election of the Board’s slate of nominees. Neither Management nor the Board of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF MESSRS. HERLIN, JOLLY, MURPHY and CHESSER.

PROPOSAL NO. 2

APPROVAL, FOR PURPOSES OF THE NYSE AMERICAN, OF THE ISSUANCE TO CROSS RIVER PARTNERS OF UP TO 5,122,402 ADDITIONAL SHARES OF THE COMPANY’S COMMON STOCK AND WARRANTS TO ACQUIRE 2,968,720 SHARES OF COMMON STOCK UPON THE CONVERSION OF CERTAIN CONVERTIBLE PROMISSORY NOTES

Background

In 2022, in order to meet the Company’s immediate and short term capital needs, the Company separately received three loans, each in principal amount of $1.2 million, from Cross River Partners, LLP, an investment entity controlled by Richard Murphy, our Chairman and Chief Executive Officer (“Cross River”). Each of these loans were approved by the Company’s independent directors and/or the Company’s Audit Committee which is comprised solely of independent directors.

On March 24, 2022, the Company issued a convertible subordinated note in the aggregate principal amount of $1.2 million to Cross River (the “March 2022 Convertible Note”). The March 2022 Convertible Note has a term of six years and bears interest at a rate of 7% per annum. The Company is required to make quarterly interest-only payments for one year beginning June 30, 2022 and pay the remaining balance of the principal and accrued interest over the next five years based on a ten year amortization schedule. Subject to any required stockholder approval, the March 2022 Convertible Note can be converted into shares of the Company’s Common Stock at a conversion price equal to the average closing price of the Company’s Common Stock for the five days prior to the date of conversion.

On July 15, 2022, the Company issued a convertible subordinated promissory note in the aggregate principal amount of $1.2 million to Cross River (the “July 2022 Convertible Note”). The July 2022 Convertible Note matures six years from the date of issuance and carries interest at the rate of 7.75% per annum. The Company is required to make quarterly interest-only payments for the first year starting September 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. Subject to any required stockholder approval, all or some of the outstanding principal and accrued but unpaid interest under the July 2022 Convertible Note is convertible at the option of Cross River into either (i) Common Stock of the Company at a conversion price of $1.69 per share; or (ii) equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering.

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River advanced an additional $450,000 and exchanged a $750,000 promissory note issued to it on September 22, 2022 for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”, and collectively with the March 2022 Convertible Note and the July 2022 Convertible Note, the “2022 Convertible Notes”). Cross River also received a five-year warrant to acquire 568,720 shares of Company common stock at an exercise price of $2.11 per share (the “November 2022 Warrant”). The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s Common Stock. Subject to any shareholder approval, the principal and accrued but unpaid interest of the November 2022 Convertible Note is convertible into the Company’s Common Stock at the lower of (i) $2.11 per share or (ii) the per share price the Company receives in its next subsequent equity offering in excess of $2.0 million.

On February 22, 2023, the Company closed on an equity offering of approximately $3,500,000 comprised of shares of the Company’s Common Stock and common warrants to acquire Common Stock. The shares of Common Stock and the common warrants were sold in units, with each unit consisting of one share of Common Stock and one common warrant sold at a per unit price of $0.50. The Common Warrants are exercisable at a price of $0.55 per share, and have a five year term.

In order to help the Company meet its minimum stockholders’ equity requirement of $6 million as required by the NYSE American, Cross River and the Company entered into a Note Conversion Agreement on March 28, 2023 (the “Note Conversion Agreement”), pursuant to which Cross River converted $1,051,050 principal amount of the March 2022 Convertible Note into 2,275,000 shares of Company common stock at a conversion price of $0.462, the average of the closing sales price of the Company’s shares of common stock, as listed on the NYSE American for the five-day period prior to the conversion date. Subject to stockholder approval at the Company’s 2023 Annual Meeting of Stockholders, Cross River also agreed to (i) convert the $148,950 principal balance of the March 2022 Convertible Note into 322,402 shares of Company common stock at the conversion price of $0.462, and (ii) convert the July 2022 Convertible Note into 2,400,000 shares of Company common stock at a conversion price of $0.50. Under the terms of the July 2022 Convertible Note, because Cross River has elected to convert the July 2022 Convertible Note into the equity securities issued by the Company in an offering with minimum offering proceeds of $1.2 million, the conversion price is based the $0.50 per unit offering price in registered direct offering of Common Stock and warrants completed in February 2023. In addition, in connection with the conversion of the July 2022 Convertible Note, the Company must issue to Cross River a warrant to acquire 2,400,000 shares of Common Stock (the “July 2022 Warrant”, which, when combined with the November 2022 Warrant, the “2022 Warrants”). The Company has received no notice from Cross River regarding the conversion of the November 2022 Convertible Note or exercise of the November 2022 Warrants.

As of April 21, 2023, Cross River and Richard Murphy together beneficially owned 4,150,186 shares of the Company’s Common Stock (excluding 760,805 shares of Common Stock underlying the outstanding November 2022 Warrant and other existing outstanding warrants held by Cross River that are exercisable within 60 days) which represents approximately 23.0% of the Company’s issued and outstanding Common Stock.

Reasons for Requesting Stockholder Approval

Our Common Stock is listed on the NYSE American. Section 713(a) of the NYSE American Company Guide requires stockholder approval in connection with a transaction involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of the presently outstanding shares of common stock at a price less than the greater of book value or market value. Section 713(b) of the NYSE American Company Guide requires stockholder approval in connection with a transaction involving the issuance or potential issuance of additional shares which would result in a change of control of the issuer.

Because 1) the total of 7,966,122 shares of Common Stock issuable upon conversion of the 2022 Convertible Notes (this includes 2,275,000 shares recently issued) and the exercise of the 2022 Warrants would constitute more than 20% of the Common Stock outstanding as of the date the March 2022 Convertible Note was entered into and 2) when combined with existing shares of Common Stock owned by Cross River may constitute a change of control (as defined by the NYSE American), stockholder approval is required for purposes of Sections 713(a) and 713(b) of the NYSE American Company Guide.

Under Section 713(a) of NYSE American Company Guide, the Company may not issue to Cross River under the 2022 Convertible Notes more than 20% of the shares of the Company’s Common Stock outstanding as of the date of the initial closing of the first issued 2022 Convertible Notes, (which was 2,276,399 shares (the “Exchange Cap”) based on 11,439,191 shares outstanding as of March 24, 2022), unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. Each of the 2022 Convertible Notes also specifically provides that we may not issue shares of our Common Stock in excess of the Exchange Cap without stockholder approval. Furthermore, under Section 713(b) of the NYSE American Company Guide, stockholder approval is required in connection with a transaction involving the issuance or potential issuance of additional shares that would result in a change of control of the issuer.

The March 28, 2023 conversion of $1,051,050 principal amount of the March 2022 Convertible Note into 2,275,000 shares of Company common stock resulted in the issuance of approximately 19.88% of the Company’s outstanding Common Stock as of March 24, 2022. The issuance of Common Stock upon conversion of the remaining principal balance of the March 2022 Convertible Note and the July 2022 Convertible Note, as provided for in the Note Conversion Agreement, would result in the issuance of an additional 2,722,402 shares of Common Stock, which would result in the combined issuance of an aggregate of 4,997,402 shares of Common Stock, or 43.7% of the Common Stock outstanding as of March 24, 2022. Additionally, upon conversion of the July 2022 Convertible Note, the Company must also issue Cross River the July 2022 Warrant to acquire 2,400,000 shares of Common Stock at an exercise price of $.55 per share which is in addition to the November 2022 Warrant to acquire 568,720 shares of Common Stock at an exercise price of $2.11 per share.

Because of the issuance of up to an additional 5,691,122 shares of Common Stock and the July 2022 Warrant upon conversion of the 2022 Convertible Notes, exceed 20% of our outstanding shares as of March 24, 2022, we are seeking stockholder approval in accordance with the NYSE American Company Guide.

Cross River currently owns 4,150,186 shares of Common Stock (includes 50,383 shares personally owned by Richard Murphy). Because the 1) additional issuance of an aggregate of 2,722,402 shares upon conversion of the remaining principal balance of the March 2022 Convertible Note and the July 2022 Convertible Note pursuant to the Note Conversion Agreement; 2) potential issuance of 2,400,000 shares of Common Stock upon conversion of the November 2022 Convertible Note; and 3) potential issuance of up to 2,968,720 shares of Common Stock upon exercise of the 2022 Warrants may constitute a change of control (as defined by NYSE American), stockholder approval of the conversion of the balance of the March 2022 Convertible Note, the July 2022 Convertible Note, the November 2022 Convertible Note and issuance of the 2022 Warrants is required.

Assuming stockholders approve this proposal and the March 2022 Convertible Note and July 2022 Convertible Note are fully converted, Cross River will own an aggregate of 6,876,588 shares of Company common stock, or 33.1% of the Company’s outstanding Common Stock as of April 21, 2023. For purposes of beneficially ownership (as defined by Rule 13d-3 of the Securities Exchange Act of 1934, as amended) , Cross River would beneficially own 12,433,393 or 47.1% of the shares, which would include (1) 2,400,000 shares issuable upon conversion of the November 2022 Convertible Note; (2) 2,968,720 shares of Common Stock issuable upon exercise of the 2022 Warrants; and 192,085 shares issuable upon exercise of warrants issued prior to 2022.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve Proposal No. 2, we will be unable to issue shares of Common Stock to Cross River in excess of the Exchange Cap, and Cross River will not be able to convert the remaining principal balance of the March 2022 Convertible Note, the July 2022 Convertible Note and November 2022 Convertible Note into Common Stock and Cross River would not be able to exercise the 2022 Warrants to acquire shares of Common Stock. Additionally, the Company is then obligated to begin making quarterly principal and interest payments on June 30, 2023 under the March 2022 Convertible Note and on September 30, 2023 under the July 2022 Convertible Note. These payments would amount to principal payments of $30,000 plus accrued interest on unpaid principal per quarter on each of the March 2022 Convertible Note and July 2022 Convertible Note. The Company has the option to pay quarterly interest payments, which begin on March 30, 2023, in either cash or Common Stock under the November 2022 Convertible Note and the outstanding principal amount of the November 2022 Convertible Note is payable on November 3, 2024.

Effect of Approval

Upon obtaining stockholder approval, we would no longer be bound by the NYSE American 20% restriction on issuances of Common Stock to Cross River pursuant to the 2022 Convertible Notes and the 2022 Warrants. This means the Company would be able to issue to Cross River, without any further stockholder approval, more than the original Exchange Cap (or 2,276,399 shares), up to a total aggregate of 10,366,212 shares of Common Stock, which includes (i) 2,722,402 shares issuable upon conversion of the principle balance of the March 2022 Convertible Note and the July 2022 Convertible Note;(ii) 2,400,000 shares issuable upon conversion of the November 2022 Convertible Note; (iii) 2,400,000 shares issuable upon exercise of July Warrants; and (iv) 568,720 shares issuable upon exercise of the November 2022 Warrants.

In addition, the additional shares that we would issue to Cross River upon conversion of the 2022 Convertible Notes and the exercise of the Warrants will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on this proposal.

Our Board of Directors recommends a vote “FOR” approval of, for purposes of the NYSE American, of the issuance to Cross River Partners of up to 5,122,402 additional shares of the Company’s Common Stock and warrants to acquire up to 2,968,720 shares of the Company’s Common Stock upon conversion of certain convertible promissory notes.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF PANNELL KERR FORSTER OF TEXAS, P.C.

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected the accounting firm of Pannell Kerr Forster of Texas, P.C. (“PKF”) to serve as our independent registered public accounting firm for the 2023 fiscal year. We are asking our stockholders to ratify the selection of PKF as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PKF to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

To the Company’s knowledge, a representative from PKF is expected to be present via video at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees Billed

On August 26, 2022, the Audit Committee of the Board of Directors of the Company dismissed Plante & Moran, PLLC (“Plante”) as the Company’s independent registered public accounting firm. Also on August 26, 2022, the Audit Committee, based on management’s recommendation, approved the selection of PKF as the Company’s new independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022.

The following is a summary and description of fees for services provided by Plante and PKF for the years ended December 31, 2022 and 2021.

	2022		2021
	Plante	PKF	Plante
Audit fees(1)	$263,485	$133,000	$181,500
Audit-related fees(2)	-	5,103	30,000
Tax fees	-	-	-
All other fees(3)	89,450	-	-
Total	$352,935	$138,103	$211,500

Notes to table:

(1)

Audit fees include professional services for the audit of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Form 10-Q filings, audits of company provided employee benefit plans, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements including review of the consolidated financial statements incurred in conjunction with registration statements.

(3)	All other fees include amounts billed for consultation provided to the Company.

Pre-Approval Policies and Procedures

The Charter of our Board of Directors’ Audit Committee provides that the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent public accountants, and pre-approves all audit services and permissible non-audit services to be provided to the Company by the independent public accountants. The Audit Committee may, in its discretion, delegate the authority to pre-approve all audit services and permissible non-audit services to the Chair of the Audit Committee provided the Chair reports any delegated pre-approvals to the Audit Committee at the next meeting thereof. The Audit Committee has not, however, adopted any specific policies and procedures for the engagement of non-audit services.

The Audit Committee approved of Plante performing our audit and other consultation services provided for in 2021 and of PKF performing our audit and all other consultation services provided for the 2022 fiscal years as set forth in the table above.

Vote Required and Recommendation of Board

Proposal No. 3 requires the affirmative vote of a majority of the votes cast at the Meeting. If our stockholders fail to ratify the selection, it will be considered as a direction to the Board to consider the selection of a different firm. The Board considers PKF to be well-qualified to serve as the independent auditor for the Company. However, even if the selection is ratified, the Board, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE ”FOR” THE RATIFICATION OF PKF AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

CORPORATE GOVERNANCE

The Board is committed to sound and effective governance practices, which help us compete more effectively, sustain our success, and build long-term stockholder value. The Board reviews the Company’s governance policies and business strategies, and advises and counsels the executive officers who manage the Company.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board held four formal in-person or telephonic meetings during the fiscal year ended December 31, 2022 and acted by written consent five times during 2022. The incumbent directors each attended 100% of the board meetings held during 2022. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

Board members are encouraged to attend the annual stockholder meeting but are not required to attend. The Company last held an annual meeting of stockholders on June 25, 2021, and three Board members were in attendance, either in person or telephonically.

Committees of the Board

Audit Committee

The Board has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act and then Section 803(B) of the NYSE American LLC Company Guide as modified for smaller reporting companies by Section 801(h) of the NYSE American LLC Company Guide. The Audit Committee was established to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

The members of our Audit Committee are Messrs. Herlin and Jolly, each of whom meets the independence requirements under SEC Rule 10A-3(b)(1) and Section 802(a) of the NYSE American LLC Company Guide. The Board has determined that all current members of the Audit Committee are “financially literate” as interpreted by the Board in its business judgment. No members of the Audit Committee have been qualified as an audit committee financial expert, as defined in the applicable rules of the SEC, because the Board believes that the Company’s status as a smaller reporting company does not require expertise beyond financial literacy. The Audit Committee held nine meetings during the year ended December 31, 2022 and acted by written consent two times during 2022. Mr. Herlin is chairman of the Audit Committee.

The Audit Committee meets quarterly with our independent accountants and management to review the scope and results of the annual audit and to review our financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the Audit Committee meets with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

We have adopted an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on our Company website at http://www.enservco.com.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, with Enservco management. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T and has received written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence. The Audit Committee has discussed the independent auditor’s independence with representatives of the Company’s independent auditor. Based on that review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included with the Company’s Form 10-K for the year ended December 31, 2022.

The Audit Committee
Robert S. Herlin, Chair
William A. Jolly

No Nominating Committee

Enservco has not established a nominating committee. Under Section 804(a) of the NYSE American LLC Company Guide, if there is no nominating committee, nominations must be made by a majority of the independent directors. In accordance with this rule, the independent members of the Board are responsible for identifying and nominating appropriate persons to become members of the Board, as necessary. In identifying Board candidates, it is the Company’s goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of the Company, while also reviewing other appropriate factors. Enservco believes that this method of identifying, evaluating, and nominating members to join the Board is appropriate given Enservco’s status as a smaller reporting company for SEC purposes.

Enservco has adopted a nomination procedure in its Bylaws by which eligible stockholders may nominate a person to the Board. That procedure is as follows:

Enservco will consider all recommendations from any person (or group) who holds and has (or collectively if a group have) held more than 5% of Enservco’s voting securities for longer than one year. Any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to Enservco’s corporate secretary by the date mentioned under the section titled “Proposals and Nominations for the 2024 Annual Meeting of Stockholders.” The notification must provide the following additional information to Enservco:

•

Name, address, telephone number and other methods by which Enservco can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

•

If the stockholder owns shares of Enservco’s Common Stock other than on the records of Enservco, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

•

Information from the stockholder regarding any intentions that he or she may have to attempt to make a change of control or to influence the direction of Enservco, and other information regarding the stockholder any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder making a solicitation subject to SEC Rule 14a-12(c);

•	Name, address, telephone number and other contact information of the proposed nominee; and
•	All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, which shall be in a form reasonably acceptable to Enservco.

Compensation Committee

The Board has established a standing Compensation Committee. The Board has appointed Messrs. Jolly and Herlin to the Compensation Committee, each of whom the Board has determined is independent pursuant to the independence tests under the NYSE American Company LLC Guide. The Compensation Committee is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers. The Compensation Committee held no meetings during the year ended December 31, 2022.

Pursuant to the NYSE American LLC Company Guide, the independent members of Enservco’s Board determine the compensation of our Chief Executive Officer. The Board believes that this is appropriate given that Enservco is a smaller reporting company and these compensation decisions are made by the independent directors. The process and procedures for establishing executive compensation are discussed in the “Executive Compensation” and “Compensation of Directors” sections located elsewhere in this Proxy Statement.

We have adopted a Compensation Committee Charter that provides for the establishment of the Compensation Committee and sets out its duties and responsibilities. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. The Compensation Committee Charter is available on our Company website at http://www.enservco.com.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chair as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has not designated a lead independent director. The roles of Chief Executive Officer and Chair are presently combined, and Richard A. Murphy serves as the Executive Chair of the Board and Chief Executive Officer.

Board’s Role and the Role of the Audit Committee in Risk Oversight

While management is charged with the day-to-day management of risks that Enservco faces, the Board and Audit Committee are responsible for oversight of risk management. The Board and the Audit Committee have responsibility for general oversight of risks facing the Company. Specifically, the Audit Committee reviews and assesses the adequacy of Enservco’s risk management policies and procedures with regard to identification of Enservco’s principal risks, both financial and non-financial, and review updates on these risks from our Chief Financial Officer and Chief Executive Officer. The Audit Committee also reviews and assess the adequacy of the implementation of appropriate systems to mitigate and manage the principal risks.

Director Independence

The Company utilizes the definition of “independent director” as it is set forth in Section 803A(2) of the NYSE American LLC Company Guide. Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships). Based on the foregoing criteria, Messrs. Herlin and Jolly are considered independent directors and have been confirmed as such by the Board.

Further information regarding enhanced independence standards applicable to directors who serve on the Company’s Audit Committee, and directors who participate in the determination of the compensation of our Chief Executive Officer, can be found in the Corporate Governance section elsewhere in this Proxy Statement, under the headings “Audit Committee” and “Compensation Committee.”

Board of Directors – Composition, Qualifications and Attributes; Board Diversity

The Company’s Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board to satisfy its oversight obligations effectively. The Company does not currently have a separate nominating (or similar) committee, and as further discussed above, given the Company’s small size, the Company does not yet believe such a committee is necessary. However, as the Company grows, it may consider establishing a separate nominating committee.

Under Section 804(a), the NYSE American LLC Company Guide, if there is no nominating committee, nominations must be made by a majority of the independent directors. In accordance with this rule, the independent members of the Board are responsible for identifying and appointing appropriate persons to become members of the Board, as necessary. In identifying Board candidates, it is the Company’s goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of the Company, while also reviewing other appropriate factors. Enservco believes that this method of identifying, evaluating, and nominating members to join the Board is appropriate given Enservco’s status as a smaller reporting company.

The Board does not have a formal diversity policy. The Board considers candidates that will make the Board as a whole reflective of a range of talents, skills, diversity, and experience.

Related Party Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related parties and/or their respective affiliated entities. We refer to this policy as our “Related Party Transactions Policy”. The Related Party Transactions Policy is available on our website at www.enservco.com.

Pursuant to this policy, “Related Parties” includes our executive officers and directors, any nominee for director, beneficial owners of 5% or greater of the Company’s voting securities, and the immediate family members any of the foregoing persons. An “Immediate Family Member” of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person sharing a household with the Related Party, other than a tenant or employee.

A “Related Party Transaction” includes:

•	any transaction or relationship directly or indirectly involving a Related Party that would need to be disclosed under Item 404(a) of SEC Regulation S-K;
•	any material amendment or modification to an existing Related Party Transaction; and
•	any transaction deemed by the directors or the Company’s legal counsel to be a Related Party Transaction.

Under the Related Party Transactions Policy, Related Party Transactions are prohibited, unless approved or ratified by the disinterested directors of the Company. A Related Party Transaction entered into without pre-approval is not invalid, unenforceable, or in violation of the policy, provided that such transaction is brought to the disinterested directors as promptly as reasonably practical after it is entered into, and such transaction is ratified.

The Company’s executive officers, directors, and nominees for director are required to promptly notify the Board and the Company’s legal counsel of any proposed Related Party Transaction. The Company’s disinterested directors will review such transaction, considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Party’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Party. The disinterested directors may not approve or ratify a Related Party Transaction unless they have determined that upon consideration of all relevant information, the proposed Related Party Transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors, nominees, and more than 5% stockholders since January 1, 2022.

Transactions with Cross River Partners, L.P.

In December 2021, Cross River Partners, LP, an entity controlled by Richard A. Murphy, our CEO and Chairman (“Cross River”), wired $210,000 to Gordon Brothers in connection with a due diligence fee associated with Gordon Brothers potentially loaning funds to Enservco to repay East West Bank. Subsequent to the funding, it was determined that Gordon Brothers was not able to complete the loan and wired back to Cross River Partners $145,000 on January 20, 2022. Also, on February 16, 2022, Gordon Brothers wired to Cross River Partners, LP an amount equal to $17,077.

Enservco Corporation and Heatwaves Hot Oil Service, LLC filed revised 941xs in connection with Employee Retention Credits under the CARES act for the 3rd quarter 2021, 4th quarter 2021 and part of the 1st quarter 2022. The total of these credits was in excess of $700,000. In order for East West Bank to loan Enservco Corporation $700,000 in connection with pledging these credits to East West Bank, Cross River Partners entered into a Commercial Guaranty dated January 25, 2022 signed by Richard A. Murphy wherein Cross River Partners, LP guaranteed repayment of a $700,000 advance in the event that the Employee Retention Credits were not received by Enservco Corporation and deposited into their account at East West Bank. On February 14, 2022, three checks were posted to Heat Waves Hot Oil Service, LLC’s account at East West Bank in the amount of $780,136 from the United States Treasury for the Heat Waves Hot Oil Service, LLC Employee Retention Credits for the third quarter of 2020, the fourth quarter of 2020 and the first quarter of 2021.

On February 22, 2022, Cross River loaned to the Company $1.0 million. The amount wired into Enservco’s account was $925,000 and the remaining $75,000 was funded by Cross River to Utica Lease Company as a due diligence fee in the amount of $75,000. Utica Finance Company has lent on the equipment of Heat Waves Hot Oil Service, LLC in order to retire the East West Bank loan effective March 24, 2022. This loan is secured by a receivable from Civitas Corporation.

On March 10, 2022, Cross River loaned $200,000 to Enservco Corporation and as such the loan described above was increased to $1.2 million. On March 24, 2022, the Company converted this loan and in essence issued a convertible subordinated note in the aggregate principal amount of $1.2 million to Cross River. The note has a term of 6 years and bears interest at a rate of 7% per annum. The Company is required to make quarterly interest-only payments for one year beginning June 30, 2022 and pay the remaining balance of the principal and accrued interest over the next 5 years based on a 10-year amortization schedule. Subject to any required Company stockholder approval requirement, the note can be converted into shares of the Company’s Common Stock at a conversion price equal to the average closing price of the Common Stock on the 5 days prior to the date of conversion.

On July 15, 2022, the Company entered into a convertible subordinated promissory note (the “July 2022 Convertible Note”) with Cross River whereby the Company received $1.2 million of capital for general working capital purposes. The July 2022 Convertible Note matures six years from the date of issuance and carries interest at the rate of 7.75% per annum. The Company is required to make quarterly interest-only payments for the first year starting September 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The July 2022 Convertible Note is unsecured and junior and subordinate to indebtedness which the Company may now or at any time hereafter owe to any lender. Subject to any required stockholder approval, all or some of the outstanding principal and accrued but unpaid interest under the July 2022 Convertible Note is convertible at the option of Cross River into (i) common stock of the Company at a conversion price of $1.69 per share; or (ii) equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering.

On September 22, 2022, the Company entered into a revolving credit facility with Cross River pursuant to which the Company issued a $750,000 revolving promissory note to Cross River (the “Cross River Revolver Note”). The Cross River Revolver Note is structured as a revolving credit facility to the Company with advances to be made on an ad hoc basis by Cross River to the Company. The Cross River Revolver Note has a one-year term and accrues interest at 8.00% per annum. Prior to the September 22, 2023 maturity date, the Company is required to make principal payments to Cross River upon demand with thirty (30) days’ notice. The Cross River Revolver Note is not convertible into the Company’s equity and is secured by certain of the Company’s owned real property located in North Dakota.

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River loaned an additional $450,000 to the Company, exchanged the $750,000 Cross River Revolver Note for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”) and received a five-year warrant to acquire 568,720 shares of Company common stock at $2.11 per share. The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s common stock. Subject to any shareholder approval required by any exchange upon which the Company’s common stock is then listed, the principal and accrued interest of the November 2022 Convertible Note is convertible into the Company’s common stock at a conversion price of $2.11 per share. The November 2022 Convertible Note is secured by two Company-owned parcels of real property located in North Dakota. On December 13, 2022, the Company sold one of these two parcels for a combination of cash and a promissory note/mortgage totaling $550,000. As consideration for Cross River releasing its security interest on such parcel, the Company has agreed that it will enter into a collateral assignment of the security on such parcel back to Cross River in the event the buyer defaults on their promissory note/mortgage to the Company.

On March 28, 2023, the Company entered into a Note Conversion Agreement (the “Note Conversion Agreement”) with Cross River, that governs the terms and conditions of the conversion of the Amended and Restated Convertible Subordinated Promissory Note, dated as of March 22, 2022 issued by the Company (the “March 2022 Convertible Note”) and the Convertible Subordinated Promissory Note, dated as of July 15, 2022, issued by the Company (the “July 2022 Convertible Note”). Pursuant to the terms and conditions of the Note Conversion Agreement, Cross River exercised the option to convert a portion of the principal and accrued but unpaid interest of the March 2022 Convertible Note in the amount of $1,051,050 into 2,275,000 shares of the Company’s common stock. At its next annual stockholder meeting, which is scheduled to occur in June 2023, the Company agreed to seek stockholder approval for the conversion of (1) the remaining $148,950 under the March 2022 Convertible Note into 322,402 shares of common stock, and (2) the principal and accrued but unpaid interest of the July 2022 Convertible Note into 2,400,000 shares of common stock and 2,400,000 warrants to purchase shares of common stock.

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires Enservco’s directors and officers and any persons who own more than ten percent of Enservco’s equity securities, to file reports of ownership and changes in ownership with the SEC. All directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed. Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us during the fiscal year completed December 31, 2022, we believe that during the Company’s 2022 fiscal year all of our named executive officers, directors, and greater than ten percent stockholders filed the required reports on a timely basis under Section 16(a) of the Exchange Act.

Code of Business Conduct and Whistleblower Policy

On July 27, 2010, our Board adopted a Code of Business Conduct and Whistleblower Policy (the “Code of Conduct”) which the Board updated on May 29, 2013. The Code of Conduct applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law and is posted at our website: www.enservco.com. Additionally, a copy of our Code of Conduct was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2010 and the amended Code of Conduct was filed as an exhibit to a Current Report on Form 8-K dated May 29, 2013.

Insider Trading Policy

On June 22, 2016, our Board approved a new Insider Trading Policy. The Insider Trading Policy applies to all of our officers, directors, and employees. Our Insider Trading Policy is posted at our website: www.enservco.com. Additionally, a copy of our Insider Trading Policy was filed as an exhibit to our Current Report on Form 8-K dated June 22, 2016.

Policy on Trading Blackout Period

On August 16, 2013, our Board adopted the Company’s Policy on Trading Blackout Periods; Benefits Plans; and Section 16 Reporting (the “Blackout Policy”), which the Board amended on June 25, 2015. The Blackout Policy applies to all of our officers, directors, and employees. Our Blackout Policy is posted at our website www.enservco.com. In addition, a copy of Blackout Policy was filed as an exhibit to our Current Report on Form 8-K, dated June 25, 2015.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including committee chairs, by using the following address:

Enservco Corporation

Board of Directors

c/o Corporate Secretary

14133 County Road 9 ½

Longmont, CO 80504

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and overly hostile, threatening, potentially illegal, or similarly unsuitable communications.

Employee, Officer and Director Hedging

Pursuant to the Company’s Insider Trading Policy, the Company’s directors, officers and employees are prohibited from engaging in short sales or other hedging transactions involving the Company’s securities. Transactions in certain derivatives of the Company’s securities may in some instances constitute a short sale. Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors of the Company from engaging in short sales. Directors, officers and employees of the Company are also prohibited from keeping Company securities or derivatives thereof in a margin account and may not use either as collateral for a loan. The Company’s Code of Business Conduct and Ethics also advises that the Company’s Board has concluded that it is inappropriate for employees or members of the Board, or any designee of such persons, to purchase hedges in Company securities or derivatives thereof.

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2022 and 2021 earned by or awarded to (i) the individual who served as the Company’s principal executive officer at any time during fiscal 2022, and (ii) the Company’s two most highly compensated executive officers who received compensation in excess of $100,000 during fiscal 2022. These individuals are referred to as our “named executive officers.”

						Non-Equity
	Fiscal					Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Compensation	Compensation(2)	Total
Richard A. Murphy	2022	$175,000	$-	$-	$-	$-	$18,004	$193,004
CEO and President	2021	160,577	-	-	-	-	16,035	176,612

Marjorie A. Hargrave(3)	2022	$86,845	$-	$112,000	$-	$-	$170,842	$369,687
Former President and CFO	2021	250,000	-	187,000	-	-	9,303	446,303

Mark K. Patterson(4)	2022	$127,884	$-	$923,550	$-	$-	$9,067	$1,060,501
CFO	2021	-	-	-	-	-	-	-

Notes to table:

(1)

Stock awards reflect the grant date fair value of the stock awards and option awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions and methodologies used in the calculations of these amounts are set forth in the notes to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The SEC disclosure rules require that we present stock award amounts in the applicable row of the table above using the entire grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).

(2)

Represents health, life, dental and vision insurance premiums, as well as cell phone allowance, for all three named executive officers. For Marjorie Hargrave, this also includes cash separation payments of approximately $168,000 paid in 2022 as stipulated in her Separation Agreement and Release described below.

(3)	Marjorie A. Hargrave departed the Company effective April 22, 2022.
(4)	Mark K. Patterson joined the Company effective April 22, 2022.

Narrative Disclosure to Summary Compensation Table

The Compensation Committee reviews and approves the terms and structure of the compensation of the Company’s executive officers. The Compensation Committee considers various factors when evaluating and determining the terms and structure of the Company’s executive officer compensation, including the following:

1.	The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;
2.	The Company’s financial resources, results of operations, and financial projections;
3.	Performance compared to the financial, operational, and strategic goals established for the Company;
4.	The nature, scope, and level of the executive’s responsibilities;
5.	Competitive market compensation paid by other companies for similar positions, experience, and performance levels; and
6.	The executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

•	Base salary;
•	Annual short-term incentive plan compensation (cash bonus awards);
•	Long-term incentive compensation (equity awards); and
•	Other employment benefits.

Base Salary

Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies that are similar in size and complexity to the Company.

Mr. Murphy is the Company’s Executive Chair and CEO and Mr. Patterson is the Company’s CFO. Neither of these executive officers have written employment agreements with the Company, but they both have a base salary as well as standard benefits. Mr. Murphy and Mr. Patterson both receive annual salaries of $175,000 per year.

Cash Bonuses

Historically, discretionary cash bonuses were another element of our compensation plan. These discretionary cash bonuses provided executive officers and other employees with the potential to receive a portion of their annual cash compensation as a cash bonus in order to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint. We did not establish a set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The Board did not award any discretionary bonuses to the named executive officers during 2022.

Equity-Based Compensation

Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one active equity incentive plan for our management and employees, the 2016 Stock Incentive Plan (the “2016 Plan”), and one dormant equity incentive plan for our management and employees, the 2010 Stock Incentive Plan (the “2010 Plan”), pursuant to which there are still outstanding awards.

Historically, in determining whether to grant awards and the amount of any awards, the Company took into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. In 2018, the Company adopted the Long-Term Incentive Plan (“LTIP”), which is intended to balance the short-term orientation of other compensation elements, further align management and shareholder interests, focus named executive officers on achievement of long-term results, and retain executive talent. The Company’s named executive officers and senior managers have been eligible to receive awards under the LTIP. All awards granted under the LTIP have been made pursuant to the 2016 Plan.

The Company has granted equity-based compensation to named executive officers as described below and as reflected in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

In January 2021, Ms. Hargrave was granted 100,000 shares of restricted stock. 25% of these shares of restricted stock vested on January 1, 2022, 25% vested early on May 16, 2022 in accordance with the accelerated vesting stipulation in Ms. Hargrave's Separation Agreement and Release discussed below. The remaining 50% were set to vest based upon achievement of certain performance metrics. As a result of Ms. Hargrave's voluntary departure from the Company effective April 22, 2022, the remaining 50% of these performance based shares have been forfeited and will not vest. However, pursuant to Mrs. Hargrave’s Separation Agreement and Release, 50,000 shares of additional Company common stock were granted to Ms. Hargrave on April 22, 2022.

On April 15, 2022, Mark Patterson was granted a 300,000 share restricted stock award that will be subject to transfer and forfeiture restrictions that will lapse in three equal installments of 100,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024, subject to his continuous service through each vesting date. Additionally, the Company granted Mr. Patterson a 45,000 share restricted stock award on April 22, 2022, which will be subject to transfer and forfeiture restrictions that will lapse in three equal installments of 15,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024, subject to his continuous service through each vesting date. Mr. Patterson’s 45,000 share restricted stock award was issued pursuant to the 2016 Plan, whereas his 300,000 share restricted stock award was not.

Other Compensation/Benefits

Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers. In April 2020, the Company ceased all matching to all employees including officers of its 401(k) plan.

Pay vs. Performance

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” (“CAP”) and certain performance measures required for Smaller Reporting Companies. The following table provides the information required for our named executive officers ("NEOs") for each of the fiscal years ended December 31, 2022 and December 31, 2021, along with the financial information required for each fiscal year:

Year	Summary Compensation Table Total for CEO(1)(2)	Compensation Actually Paid to CEO(1)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(2)(4)	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)	Value of Initial Fixed $100 Investment on 12/31/2020 Based on Total Shareholder Return	Net Loss (in millions)
2022	$193,004	$193,004	$715,094	$719,669	$87.17	$(5.6)
2021	176,612	176,612	446,303	350,220	45.61	(8.1)

Notes to table:

(1)	For each year shown, the CEO was Richard Murphy.
(2)

Amounts in this column represent the “Total” column set forth in the Summary Compensation Table (“SCT”) on page 21. See the footnotes to the SCT for further detail regarding the amounts in these columns.

(3)

The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” The Amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding the following amounts from the “Total” column of the SCT (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP):

(4)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

          2022: Mark K. Patterson, Majorie A. Hargrave

          2021: Majorie A. Hargrave

	2022		2021
	Richard Murphy	Average Non-CEO NEOs	Richard Murphy	Average Non-CEO NEOs
Total Compensation for Summary Compensation Table	$193,004	$715,094	$176,612	$446,303
Adjustments for Equity Awards:
Adjustment for grant date values in the Summary Compensation Table	-	(517,775)	-	(187,000)
Year-end fair value of unvested awards granted in the current year	-	374,900	-	85,300
Year-over difference of year-end fair values for unvested awards granted in prior years	-	-	-	5,617
Fair values at vest date for awards granted and vested in current year	-	168,775	-	-
Difference in fair values between prior year-end fair values and vest dated fair values granted in prior years	-	-	-	-
Forfeitures during current year equal to prior year-end fair value	-	(21,325)	-	-
Dividend or dividend equivalents not otherwise included in total compensation	-	-	-	-
Total Adjustments for Equity Awards	-	4,575	-	(96,083)
Compensation Actually Paid (as calculated)	$193,004	$719,669	$176,612	$350,220

Narrative Disclosure: Pay Versus Performance Table

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	Enservco’s cumulative TSR; and
•	Enservco’s Net Loss

CAP and Cumulative TSR

CAP and Net Loss

Marjorie Hargrave Employment Agreement and Separation Agreement and Release

The Company entered into an employment agreement with Ms. Hargrave effective July 24, 2019 (the “Hargrave Employment Agreement”) in connection with the appointment of Ms. Hargrave as Chief Financial Officer. The Hargrave Employment Agreement provided for an initial term of one year and was set to renew for additional one-year terms unless the Company provides Ms. Hargrave with a notice of non-renewal at least 60 days prior to the then-current term. Pursuant to the Hargrave Employment Agreement, Ms. Hargrave received an annual base salary of $230,000 through December 31, 2020. Effective January 1, 2021, Ms. Hargrave’s annual base salary was increased to $250,000. In addition, Ms. Hargrave was eligible each year to receive a discretionary bonus in addition to her base salary, which would be awarded in such amounts as the Board determined, and was eligible to receive long-term equity incentive awards. In connection with entering into the Hargrave Employment Agreement, on July 24, 2019, Ms. Hargrave was granted 22,000 restricted shares of common stock, half of which were time-vested and half of which were performance-vested. The time-vested portion of the restricted shares vested in one-third installments on each of January 23, 2020, January 23, 2021, and January 23, 2022, all of which have vested as of the date of this filing. The performance-vested portion of the restricted shares were subject to two performance metrics: (i) 6,600 restricted shares would vest upon the Company achieving a 90-day moving average stock price of at least $27.75 per common share, adjusted for stock splits, and (ii) 4,400 restricted shares would vest upon the Company achieving a ratio of Trailing Twelve-Month EBITDA to Consolidated Debt of 1.0 to 1.5, in each case subject to Ms. Hargrave’s continued employment with the Company.

Under the Hargrave Employment Agreement, if the Company terminated Ms. Hargrave’s employment without cause, or Ms. Hargrave’s employment was terminated as a result of her disability or death, Ms. Hargrave would be entitled to receive severance compensation in an amount equal to six months of her then-current base salary, plus bonus severance equal to the greater of her most recent discretionary bonus or three months of her then-current base salary, each to be paid in a lump sum with five business days following termination. In addition, Ms. Hargrave would be entitled to receive the same or similar health care benefits as provided to her at the time of termination for six months from the date of termination, all non-vested equity awards held by Ms. Hargrave would immediately vest, and any stock options which were the subject of such awards would be exercisable for a period of three months following such termination in accordance with the applicable Company equity incentive plan under which such options were granted.

Upon a change of control event, as defined in the Hargrave Employment Agreement, all non-vested equity awards held by Ms. Hargrave would immediately vest and any stock options which are the subject of such awards would be exercisable for the longer of: (i) three months following the change of control event, or (ii) the period set forth for the exercise of any such stock options held by any employee in the agreement accomplishing the change of control event. If, within twelve months following a change of control event, Ms. Hargrave’s employment was terminated by the Company or she resigned after receiving notice that the Hargrave Employment Agreement would not be renewed, Ms. Hargrave would be entitled to receive six months of her then-current base salary, plus 100% of the target amount of any discretionary bonus that she would have been eligible to earn in the year of termination, to be paid as a lump-sum within five days following the date of termination. She would also be entitled to six months of continued health care benefits.

On April 13, 2022, following notice of her intent to depart, the Company entered into a Separation Agreement and Release with Ms. Hargrave.  Under the Separation Agreement and Release, the Company and Ms. Hargrave mutually agreed that Ms. Hargrave’s employment would end on April 22, 2022. As a replacement for certain compensation and benefits provided in the Hargrave Employment Agreement, and in exchange for Ms. Hargrave’s waiver and release of claims, the Company agreed to provide Ms. Hargrave with the following separation benefits: (i) pay $187,000 (less applicable taxes) in monthly installments over a nine month period; b) pay the cost of medical insurance coverage through January 31, 2023 or until Ms. Hargrave becomes eligible through full-time employment with another employer to obtain comparable replacement coverage, whichever occurs first; (iii) accelerate the vesting of 25,000 time-vested restricted shares as of  May 16, 2022; and (iv) receive 50,000 shares of Company common stock on April 22, 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2022.

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard A. Murphy	-		-		-	-
Marjorie A. Hargrave	-		-		-	-
Mark K. Patterson	230,000	(1)	$374,900	(2)	-	-

Notes to table:

(1)

Represents unvested shares related to the 300,000 share restricted stock award issued effective April 15, 2022, that will vest in 100,000 restricted share installments on January 1, 2023 and January 1, 2024, and the 45,000 share restricted stock award issued effective April 22, 2022, that will vest in 15,000 restricted share installments on January 1, 2023 and January 1, 2024. The April 2022 grants were recorded by the transfer agent on September 19, 2022.

(2)	Market value calculations based on the Company’s closing stock price of $1.63 on December 30, 2022, the last trading day during the year ended December 31, 2022.

COMPENSATION OF DIRECTORS

For Board service during 2022, each non-employee director earned a quarterly director fee of $5,000. In addition, the Chair of each Board committee received a $2,500 quarterly fee. In addition, on January 1 of each year, the Company grants to each non-employee director a number of shares of restricted stock of the Company having a value equal to $30,000, calculated based on the closing price of the Company’s common stock on the business day prior to the grant date. The restricted stock will vest upon the earliest of the one-year anniversary of the grant date, or the date of the first annual meeting following the grant date, or the date on which a director resigns following a change in control of the Company. As Chair of the Board, Mr. Murphy did not earn any board fees due to his employment with the Company.

The table below reflects compensation paid to the non-employee members of the Board during the year ended December 31, 2022.

Director	Fees Paid in Cash	Stock Awards(1)	All Other Compensation Awards	Total
Robert S. Herlin	$10,500	$30,000	$-	$40,500
William A. Jolly	10,500	30,000	-	40,500

Note to table:

(1)

Amounts represent the grant date fair value of the stock awards calculated in accordance with ASC 718-10, Stock Compensation, rather than the amounts paid to or realized by the named individual. For information regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model, see the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Annual Report

Available with this Proxy Statement (and available on the Internet as stated above) is the Company’s 2021 Annual Report on Form 10-K for the year ended December 31, 2022.

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s annual report on Form 10-K for the year ended December 31, 2022, and any reports prior to or subsequent to that date.

These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov and at the Company’s website, http://www.enservco.com. Our Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed under the Securities Exchange Act of 1934, are also available to any stockholder at no cost upon request to: Corporate Secretary, Enservco Corporation, 14133 County Road 9 ½, Longmont, CO 80504 Phone: (866) 998-8731; Phone: (866) 998-8731.

OTHER MATTERS

Management and the Board of the Company know of no matters to be brought before the Meeting other than as set forth herein. However, if any such other matters properly are presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Proxy Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the Proxy Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Proxy Statement, to the Company at Corporate Secretary, Enservco Corporation, 14133 County Road 9 ½, Longmont, CO 80504 Phone: (866) 998-8731.

If multiple stockholders sharing an address have received one copy of this Proxy Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s Corporate Secretary in the same manner as described above. Additionally, if current stockholders with a shared address received multiple copies of this Proxy Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s Corporate Secretary in the same manner.

PROPOSALS AND NOMINATIONS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

Enservco Corporation anticipates its next annual meeting of stockholders will be held in June of 2024. Under Rule 14a-8 of the Exchange Act, if a stockholder wants us to present a proper proposal for inclusion in our proxy statement for presentation at our 2024 annual meeting of stockholders, the proposal must be received by us no later than the 120th day preceding the one-year anniversary on the date on which this proxy statement is released to our stockholders, or October 11, 2023. If the date of our 2024 annual meeting of stockholders is more than 30 days from the one-year anniversary date of our 2023 annual meeting of stockholders, the deadline for submitting proposals for the 2024 annual meeting of stockholders will instead be a reasonable amount of time before we print and mail our proxy materials for the 2024 annual meeting of stockholders. All proposals should be addressed to Enservco Corporation, Attention: Corporate Secretary, 14133 County Road 9 ½, Longmont, CO 80504. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Due to the complexity of the respective rights of the stockholders and us in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that stockholders submit proposals by certified mail, return receipt requested.

As discussed under the heading “Committees of the Board – No Nominating Committee” in this proxy statement, the Company’s current Bylaws set forth timing and other requirements for stockholders’ to nominate a person to stand for election of directors at the next annual meeting or special meeting of the stockholders at which directors are to be elected, including specific information that must be included with such nomination.

Stockholders should also note that SEC Rule 14a-4 governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify us at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxyholders will be allowed to use their discretionary voting authority as to whether the proposal is raised at the annual meeting, without any discussion of the matter. If a stockholder wishes to bring a matter before the stockholders at the 2024 annual meeting of stockholders but does not notify us before March 30, 2024 (or a reasonable time before we begin to distribute the proxy materials for the 2022 annual meeting of stockholders if the date of the 2024 annual meeting of stockholders is changed by more than 30 days from the one-year anniversary of this year’s annual meeting), for all proxies we receive, the management proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the stockholder’s proposal.

BY ORDER OF THE BOARD OF DIRECTORS:

Enservco Corporation

Richard A. Murphy, Executive Chair of the Board of Directors

Notice of Internet Availability of Proxy Materials, with Proxy Cards

ENSERVCO VOTE

Online

Go to www.investorvote.com/ENSV or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by 1:00 am, (CST), on June 13, 2023.

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the Enservco Corporation Shareholder Meeting to be Held on June 13, 2023

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Notice of Annual Meeting and Proxy Statement and 2022 Annual Report on Form 10-K are available at http://www.edocumentview.com/ENSV

www.investorvote.com/ENSV

Easy Online Access — View your proxy materials and vote.

Step 1: Go to www.investorvote.com/ENSV.
Step 2: Click on the icon on the right to view meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before June 1, 2023 to facilitate timely delivery.

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Shareholder Meeting Notice

Enservco Corporation's Annual Meeting of Shareholders will be held on June 13, 2023 at the Company's headquarters, 14133 County Road 9 ½, Longmont, CO 80504, at 2:00 p.m. Mountain Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR each of Proposal Nos. 2 and 3.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

— Internet – Go to www.investorvote.com/ENSV.

— Phone – Call us free of charge at 1-866-641-4276.

— Email – Send an email to investorvote@computershare.com with "Proxy Materials Enservco Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, requests for a paper copy of proxy materials must be received by June 1, 2023.

ENSERVCO VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 am, (CST), on June 13, 2023

Online
Go to www.investorvote.com/ENSV or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/ENSV

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

2023 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR each of Proposal Nos. 2 and 3.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Robert S. Herlin	☐	☐	02 - William A. Jolly	☐	☐	03 - Kevin Chesser	☐	☐
04 - Richard A. Murphy	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.edocumentview.com/ENSV

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ENSV

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ENSERVCO Corporation

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 13, 2023

Richard A. Murphy, Executive Chair of the Board and CEO, and Mark Patterson, Chief Financial Officer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Enservco Corporation to be held on June 13, 2023, or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote in accordance with the Board of Directors' recommendations.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.